Exhibit 99.1
FOR IMMEDIATE RELEASE
MAY 8, 2008

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407
Chris.Bell@CrosstexEnergy.com

Media Contact:	Jill McMillan, Manager, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY REPORTS FIRST QUARTER 2008 RESULTS
DALLAS, May 8, 2008 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the first-quarter 2008.
First-Quarter 2008 – Crosstex Energy, L.P. Financial Results
The Partnership reported distributable cash flow of $43.7 million in the first quarter of 2008, or 1.08 times the amount required to cover its current distribution of $0.62 per unit. New units participating in the distribution in the quarter included the 12.8 million former Senior Subordinated C Units that converted to common units on February 16, 2008, and the 3.3 million common units issued on April 9, 2008 for net proceeds to the Partnership of $102 million. Distributable cash flow was $17.9 million in the first quarter of 2007. Distributable cash flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release.
The Partnership reported net income of $3.7 million in the first quarter of 2008, including non-cash mark to market charges of $8.5 million from risk management activities. The bulk of these non-cash charges related to the Partnership’s interest rate hedges as floating rates declined significantly during the quarter. The net loss for the first quarter of 2007 was $5.3 million, including non-cash mark to market gains of $2.1 million from risk management activities.
The Partnership’s gross margin for the first quarter of 2008 increased 57 percent to $113.9 million, compared with $72.5 million in the corresponding 2007 period. Gross margin from the Midstream business segment rose $41.1 million, or 70 percent, to $99.6 million. The improvement was primarily due to the growth of the Partnership’s pipeline and gathering systems in North Louisiana and North Texas and new processing capacity of 200 million cubic feet of gas per day (MMcf/d) in North Texas. Gross margin from the Treating segment was $14.2 million in the first quarter of 2008, compared with $14.0 million in corresponding 2007 period.

“We are pleased to report another record quarter for Crosstex. Our organic growth projects continued to drive volume increases as throughput and cash flows rose on these new systems,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We are particularly excited about the backlog of high-impact projects that our teams have identified and are pushing ahead to launch.
“We recently announced one of these projects — the construction of a fourth cryogenic plant in North Texas that will increase our gas processing capacity to 485 MMcf/d from 285 MMcf/d in the Barnett Shale play,” added Davis.
The net loss per limited partner common unit in the first quarter of 2008 was $3.66 versus a net loss of $0.36 per common unit in the first quarter of 2007. The net loss per limited partner common unit was impacted by the preferential allocation of net income to the general partner of $10.6 million in the first quarter of 2008, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation reduced the limited partners’ share of net income to a loss of $6.9 million in the quarter.
The 2008 loss per limited partner common unit was also impacted by the allocation of $121.1 million of net income to the Partnership’s Senior Subordinated C Units that converted to 12.8 million common units in the first quarter of 2008. This allocation represents a Beneficial Conversion Feature (BCF) under EITF 98-5 “Accounting for Convertible Securities and Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” The Senior Subordinated C Units were issued on June 29, 2006, at a discount to the market price of the common units at that date, and could not participate in distributions prior to their conversion to common units on February 16, 2008. The BCF allocation is a non-cash distribution equal to the discount to the common unit market price that is treated the same way as a cash distribution for earnings per unit computations.
During the first quarter of 2008, the Partnership recorded a $14.5 million increase in operating expenses and a $3.4 million increase in general and administrative expenses. Higher expenses were primarily associated with the buildout of the North Texas gathering systems and the northern Louisiana pipeline system expansion. Interest expense rose to $20.1 million in the first quarter of 2008 from $17.3 million in the first quarter of 2007 due to higher debt balances from the Partnership’s development activities. The Partnership reported $7 million of other income in the first quarter 2008 from the settlement of disputed liabilities that were assumed with an acquisition. Depreciation and amortization expense increased $7.5 million in the first quarter of 2008 compared with the first quarter of 2007 due to the start-up of the northern Louisiana expansion in the second quarter of 2007 and North Texas growth projects that were not in service in the first quarter of 2007.
First-Quarter 2008 – Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $10.7 million for the first quarter of 2008, compared with net income of $0.1 million for the comparable period in 2007. The Corporation’s income before income taxes and interest of noncontrolling partners in the net income of the Partnership was $3.6 million in the first quarter of 2008, compared with a net loss of $5.6 million in the first quarter of 2007.
The Corporation’s holdings of common units in the Partnership increased by 6.4 million units to 16.4 million units during the first quarter of 2008, the result of its ownership of 50 percent of the outstanding Senior Subordinated C Units that converted to common units. The Corporation’s share of Partnership distributions, including distributions on the Corporation’s 16.4 million limited partner common units, its two percent general partner interest and the incentive distribution rights, was $22.8 million in the first quarter of 2008, compared with $11.5 million in the first quarter of 2007. The recently announced increase in the Partnership’s distribution of $0.01 per unit, the conversion of the Senior Subordinated C Units and the previously announced issuance in April 2008 of 3.3 million Partnership common units that are subject to incentive distribution rights raised the Corporation’s share of distributions by $8.9 million to $22.8 million from $13.9 million in the fourth quarter of 2007.
Crosstex to Hold Earnings Conference Call Today
The Partnership and the Corporation will hold their quarterly conference call to discuss first-quarter 2008 results today, May 8, at 10:00 a.m. Central Time (11:00 p.m. Eastern Time). The dial-in number for the call is 1-888-713-4218, and the passcode is 28628922. Callers outside the United States should dial 1-617-213-4870, and the passcode is 28628922. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PBNVFLL7X. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access a live Web cast of the call on the Investors page of Crosstex’s Web site at www.crosstexenergy.com.
After the conference call, a replay can be accessed until June 8, 2008, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 17051121. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 190 natural gas amine-treating plants and dew-point control plants. Crosstex currently provides services for over 3.5 billion cubic feet per day of natural gas, or approximately 7.0 percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 34 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
Non-GAAP Financial Information
This press release contains a non-generally accepted accounting principle financial measure referred to as Distributable Cash Flow. Distributable Cash Flow includes earnings before non-cash charges, less maintenance capital expenditures and non-cash derivative activity. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures and in the first quarter of 2007, the amortization of put premiums. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts was amortized against Distributable Cash Flow over their life.
The Partnership believes this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. The reconciliation of this measure to net income is included among the following tables.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future projects, future net income, future distributable cash flow, future capital expenditures, future cash expenses and future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks; and (7) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

CROSSTEX ENERGY, L.P.
Selected Financial & Operating Data
(All amounts in thousands except per unit numbers)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Revenues
Midstream	$1,252,181	$809,798
Treating	16,341	16,351
Profit from Energy Trading Activities	1,053	603

	1,269,575	826,752

Cost of Gas
Midstream	1,153,597	751,882
Treating	2,098	2,334

	1,155,695	754,216

Gross Margin	113,880	72,536

Operating Expenses	41,905	27,356
General and Administrative	15,481	12,034
Gain on Sale of Property	(278)	(850)
(Gain) Loss on Derivatives	7,066	(3,214)
Depreciation and Amortization	32,502	24,986

Total	96,676	60,312

Operating Income	17,204	12,224

Interest Expense and Other	(13,006)	(17,278)

Net Income (Loss) before Minority Interest and Taxes	4,198	(5,054)

Minority Interest in Subsidiary	(144)	(19)
Income Tax Provision	(343)	(204)

Net Income (Loss)	$3,711	$(5,277)

General Partner Share of Net Income (Loss)	$10,650	$4,169

Limited Partners’ Share of Net Income (Loss)	$(6,939)	$(9,446)

Net Income (Loss) per Limited Partners’ Unit

Basic & Diluted Common Unit	$(3.66)	$(0.36)

Baisc & Diluted Sr. Sub Series C Unit	$9.44	$—

Weighted Average Limited Partners’ Units Outstanding:

Basic	34,981	26,643

Diluted	34,981	26,643

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income to Distributable Cash Flow
(All amounts in thousands except ratios and distributions per unit)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Net Income (Loss)	$3,711	$(5,277)
Depreciation and Amortization (1)	32,436	24,914
Stock-based Compensation	2,630	2,234
Financial Derivatives Mark-to-Market	8,527	(2,081)
Other	(2)	44

Cash Flow	47,302	19,834

Amortization of Put Premiums	—	(951)
Maintenance Capital Expenditures	(3,592)	(1,029)

Distributable Cash Flow	$43,710	$17,854

Actual Distribution	$40,413	$20,839
Distribution Coverage	1.08	0.86

Distributions Per Limited Partner Unit	$0.62	$0.56

(1)	Excludes minority interest share of depreciation and amortization of $66,000 for the three months ended March 31, 2008, and $72,000 for the three months ended March 31, 2007.

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended
	March 31,
	2008	2007
Pipeline Throughput (MMBtu/d)
LIG Pipeline and Marketing	1,054,000	795,000
South Texas	441,000	339,000
North Texas — Gathering	774,000	242,000
North Texas — Transmission	320,000	141,000
Other Midstream	211,000	171,000

Total Gathering and Transmission Volume	2,800,000	1,688,000

Natural Gas Processed (MMBtu/d)
South Louisiana	1,439,000	1,393,000
LIG System	356,000	318,000
South Texas	220,000	215,000
North Texas	173,000	64,000

Total Gas Volumes Processed	2,188,000	1,990,000

North Texas Gathering
Wells Connected	43	38

Commercial Services Volume (MMBtu/d)	74,000	90,000

Treating Plants & Dew Point Control Plants in Service (1)	190	190

(1)	Treating Plants & Dew Point Control Plants in Service represents plants in service on the last day of the quarter.

CROSSTEX ENERGY, INC.
Selected Financial & Operating Data
(All amounts in thousands except per share numbers)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Revenues
Midstream	$1,252,181	$809,798
Treating	16,341	16,351
Profit from Energy Trading Activities	1,053	603

	1,269,575	826,752

Cost of Gas
Midstream	1,153,597	751,882
Treating	2,098	2,334

	1,155,695	754,216

Gross Margin	113,880	72,536

Operating Expenses	41,908	27,364
General and Administrative	16,133	12,651
Gain on Derivatives	7,066	(3,214)
Gain on Sale of Property	(278)	(850)
Depreciation and Amortization	32,514	24,997

Total	97,343	60,948

Operating Income	16,537	11,588

Interest Expense and Other	(12,936)	(17,140)

Income (Loss) before Income Taxes and Interest of Noncontrolling Partners in the Partnership’s Net Income (Loss)	3,601	(5,552)
Income Tax Provision	3,032	(255)
Interest of Noncontrolling Partners in the Partnership’s Net Income (Loss)	4,073	5,881

Net Income	$10,706	$74

Net Income per Common Share

Basic Earnings per Common Share	$0.23	$0.00

Diluted Earnings per Common Share	$0.23	$0.00

Weighted Average Shares Outstanding:

Basic	46,262	45,962

Diluted	46,610	46,555

Dividends Per Common Share	$0.36	$0.22